Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, December 11, 2014 4:30 P.M. CST

A. H. Belo Corporation Announces Regular and Special Dividends and Departure of Dan Blizzard

DALLAS – A. H. Belo Corporation (NYSE: AHC) announced today that the Company’s Board of Directors declared a special cash dividend of $2.25 per share, payable on January 14, 2015 to shareholders of record at the close of business on December 30, 2014. In addition, the Board declared a regular quarterly cash dividend of $0.08 per share, payable on March 6, 2015 to shareholders of record at the close of business on February 13, 2015.

A. H. Belo disclosed that Dan Blizzard, senior vice president and Corporate Secretary, will be departing the Company at the conclusion of the Annual Meeting of Shareholders on May 15, 2015. As a result of selling The Providence Journal and The Press-Enterprise, transactions that Dan played a key role in executing, the Company has decided to reduce the breadth of its executive leadership team.

Jim Moroney, chairman, president and Chief Executive Officer, said “Dan has made many important contributions to our Company over the fifteen years he has worked here. Most especially and recently, Dan was an integral part of the team that completed the sales of Riverside and Providence and almost single-handedly has monetized a great portion of our real estate assets. The Board and I appreciate all of his efforts and wish him the best in his future endeavors.”

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.